SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(AMENDMENT NO. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(B) OR (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

FIRST MIDWEST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3161078
(State of incorporation or organization)	(IRS Employer Identification No.)

One Pierce Place, Suite 1500 Itasca, Illinois	60143
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [    ]

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On February 15, 1989, the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, without par value, of the company held of record at the close of business on March 1, 1989, or issued thereafter and prior to the Separation Time (as defined in the Original Rights Agreement). The Rights were issued pursuant to a Rights Agreement, dated as of February 15, 1989, between the Company and The First National Bank of Chicago, as rights agent (the “Original Rights Agreement”). On November 15, 1995 the Company amended and restated the Original Rights Agreement in its entirety (the “Restated Rights Agreement”) and appointed First Midwest Trust Company (the “Rights Agent”) to replace The First National Bank of Chicago as rights agent. On June 18, 1997, in connection with a merger with SparBank, Incorporated, the Board of Directors adopted a resolution approving, and the Company and the Rights Agent executed, the First Amendment to the Rights Agreement (the “First Amendment”). On November 14, 2005, the Board of Directors adopted a resolution approving, and the Company and the Rights Agent (now First Midwest Bank, following the merger of First Midwest Trust Company into First Midwest Bank) executed, Amendment No. 2 to the Restated Rights Agreement (“Amendment No. 2”) to provide that the Expiration Time (as defined in the Restated Rights Agreement) would be extended to November 15, 2015 and the Exercise Price (as defined in the Restated Rights Agreement), currently $100, would be $150. On December 3, 2008, the Company and the Rights Agent, following approval by the Board of Directors, executed Amendment No. 3 to the Restated Rights Agreement (“Amendment No. 3”), to provide that rights would be exercisable for 1/1000 of a share of Participating Preferred Stock, the terms of which are set forth in Exhibit A to Amendment No. 3. The Company has filed a Certificate of Elimination with respect to the preferred stock for which the Rights were previously exercisable.

The foregoing description of Amendment No. 3 is qualified in its entirety by reference to the full text of Amendment No. 3, a copy of which has been filed as an exhibit hereto and which is incorporated herein by this reference. Copies of the Restated Rights Agreement, and all amendments thereto, are available free of charge from the Company.

Item 2.	Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, Form of Rights Certificate and Designation of Series A Preferred Stock of the Company, dated November 15, 1995, is incorporated herein by reference to Exhibits (1) through (3) of the Company’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on November 21, 1995.

4.2	First Amendment to the Rights Agreement, dated June 18, 1997, is incorporated herein by reference to Exhibit 4 of the Company’s Amendment No. 2 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on June 30, 1997.

4.3	Amendment No. 2 to the Rights Agreement, dated November 14, 2005, is incorporated herein by reference to Exhibit 4.1 of the Company’s Amendment No. 3 to the Registration Statement on Form 8-A/A filed on November 17, 2005.

4.4	Amendment No. 3 to the Rights Agreement and Form of Certificate of Designation of Participating Preferred Stock.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST MIDWEST BANCORP, INC.

By:	/s/ CYNTHIA A. LANCE
Name: Cynthia A. Lance
Title: Executive Vice President and Corporate Secretary

Date: December 8, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Rights Agreement, Form of Rights Certificate and Designation of Series A Preferred Stock of the Company, dated November 15, 1995, is incorporated herein by reference to Exhibits (1) through (3) of the company’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on November 21, 1995.

4.2	First Amendment to the Rights Agreement, dated June 18, 1997, is incorporated herein by reference to Exhibit 4 of the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on June 30, 1997.

4.3	Amendment No. 2 to the Rights Agreement, dated November 14, 2005, is incorporated herein by reference to Exhibit 4.1 of the Company’s Amendment No. 3 to the Registration Statement on Form 8-A/A filed on November 17, 2005.

4.4	Amendment No. 3 to the Rights Agreement and Form of Certificate of Designation of Participating Preferred Stock.*

*	Filed herewith.